UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2018

CrossAmerica Partners LP

(Exact name of registrant as specified in its charter)

Delaware	001-35711	45-4165414
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

515 Hamilton Street, Suite 200 Allentown, PA	18101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 625-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On and effective January 24, 2018, Matthew McCure resigned in his capacity as Vice President Operations of CrossAmerica GP LLC (the “General Partner”), to focus exclusively on Circle-K’s (as defined below) growing worldwide franchise business.

Also effective January 24, 2018 George Wilkins was appointed as an executive officer by the board of directors of the General Partner (the “Board”) and the principal operating officer of the General Partner and will continue in his role as Vice President of Operations.

George W. Wilkins, Vice President of Operations

Mr. Wilkins was appointed Vice President of Operations of our General Partner in October 2017. He has served as Vice President since July 2014.  Previously, Mr. Wilkins was Wholesale General Manager of our General Partner since March 2012. During that time, he was responsible for growing and developing our network of dealer operated locations. Mr. Wilkins worked for LUKOIL North America, where he served as Director of Wholesale Operations and Marketing from 2010 - 2011 and as Brand Manager from 2004 – 2010. Mr. Wilkins has over 20 years of diverse experience working for major oil companies, including ConocoPhillips as East Coast Marketing Manager and Regional Strategy Manager for Mobil Oil Corporation. Mr. Wilkins holds a Bachelor of Science degree in Business Management from Drexel University, as well as an Executive MBA degree from Villanova University.

Mr. Wilkins does not have an employment contract with the General Partner. The General Partner does not directly employ the officers of the General Partner and does not have control over their compensation. The officers of the General Partner are employed by Circle K Stores, Inc. and its affiliates (“Circle K”), and they participate in Circle K’s employee benefit plans and arrangements. Circle K, a wholly owned subsidiary of Alimentation Couche-Tard Inc., is the indirect owner of the General Partner. There are no family relationships between any of the appointed officers of the General Partner and any other director or executive officer of the General Partner.  There are no relationships of the officers that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 5.03Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On January 24, 2018, in response to certain changes to the Internal Revenue Code enacted by the Bipartisan Budget Act of 2015 relating to partnership audit and adjustment procedures, the General Partner entered into the Third Amendment (the “Amendment”) to the First Amended and Restated Agreement of Limited Partnership of CrossAmerica Partners LP (the “Partnership”) dated as of October 30, 2012. The Amendment is effective as of January 1, 2018.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, a copy of which is filed as Exhibit 3.1 to this Current Report and is incorporated herein by reference.

Item 7.01     Regulation FD Disclosure

On January 24, 2018, the Partnership issued a press release announcing that the Board approved a quarterly distribution of $0.6275 per unit attributable to the fourth quarter of 2017 (annualized $2.51 per unit), representing a 2.5% increase compared with the distribution per unit attributable to the fourth quarter of 2016. The distribution attributable to the fourth quarter is payable on February 12, 2018 to all unitholders of record on February 5, 2018.

The information in this Item 7.01 of this Current Report is being furnished pursuant to Regulation FD. The information in Item 7.01 and Exhibit 99.1 of Item 9.01 of this report, according to general instruction B.2., shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended. By filing this report on Form 8-K and furnishing this information, the Company makes no admission as to the materiality of any information in this report that the Company chooses to disclose solely because of Regulation FD.

Item 9.01Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
3.1	Third Amendment to First Amended and Restated Agreement of Limited Partnership of CrossAmerica Partners LP effective as of January 1, 2018.
99.1	Press Release dated January 24, 2018, regarding the declaration of a distribution

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 24, 2018	CROSSAMERICA PARTNERS LP

By:CROSSAMERICA GP LLC, its general partner

By:/s/ Giovanna Rueda Name:Giovanna Rueda Title:Director, Legal Affairs and Corporate Secretary